October 11, 1996

Suncoast Savings and Loan Association, FSB
4000 Hollywood Boulevard
Hollywood, Florida 33021

Ladies and Gentlemen:

             Reference is made to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 15, 1996 by and between BankUnited Financial Corporation, a Florida corporation ("BankUnited"), and Suncoast Savings and Loan Association, FSA, a federally chartered savings association ("Suncoast"). For good and valuable consideration BankUnited and Suncoast hereby agree that the Merger Agreement is amended as follows:

             1. The recitals to the Merger Agreement and Section 1.01(bd) of the Merger Agreement are amended to provide that the term "Merger Sub" in the Merger Agreement ("Merger Sub") shall be defined as BankUnited, FSB, a federally chartered savings bank ("BankUnited, FSB").

             2. By executing this agreement below, BankUnited, FSB agrees to be bound by the terms of the Merger Agreement applicable to the Merger Sub.

             Except as amended by this agreement, the Merger Agreement shall remain in full force and effect in accordance with its terms.

                                     Very truly yours,

                                     BankUnited Financial Corporation

                                     By: /s/ Samuel A. Milne
                                         -------------------------------------

Accepted and agreed to
as of the above date.

Suncoast Savings and Loan Association, FSA

By: /s/ Albert J. Finch
   -------------------------------------

BankUnited, FSB

By: /s/ Samuel A. Milne
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